EXHBIIT 23.2




               [LETTERHEAD OF BOBBITT, PITTENGER & COMPANY, P.A.]





August  10,  1998

The financial statements of Executive Wealth Management Services, Inc. (the "Company") reflecting its financial condition for the year ended December 31, 1997, and our report dated February 6, 1998, may be included in the Company's Form S-4.



/s/Bobbitt,  Pittenger  &  Company,  P.A.
-----------------------------------------
Certified  Public  Accountants











 The word "or" was substituted by the division of statutory revision for the word "of" to correct an apparent typographical error.

All statutory references are to the Internal Revenue Code of 1986, as amended. Under proposed regulations, the requirement that, following the Merger, the shareholders of the merged corporation retain a threshold amount of stock in the surviving corporation is eliminated. However, these regulations are effective only after they are published as final regulations in the Federal Register and will not, in any event, apply to transactions pursuant to written agreements that are binding prior to that date.